Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended September 30, 2015

(Dollars in millions)	September 2015
Domestic Card Metrics(1)
Net charge-offs	$212
Average loans held for investment	81,605
Net charge-off rate(2)	3.12%
30+ day performing delinquencies	$2,697
Period-end loans held for investment	82,178
30+ day performing delinquency rate(3)	3.28%

International Card Metrics(1)
Net charge-offs	$1
Average loans held for investment	7,990
Net charge-off rate(2)	0.09%
30+ day performing delinquencies	$224
Nonperforming loans	61
Period-end loans held for investment	7,957
30+ day performing delinquency rate(3)	2.81%
Nonperforming loan rate(4)	0.77

Auto Metrics
Net charge-offs	$66
Average loans held for investment	40,900
Net charge-off rate(2)	1.95%
30+ day performing delinquencies	$2,503
Nonperforming loans	201
Period-end loans held for investment	41,052
30+ day performing delinquency rate(3)	6.10%
Nonperforming loan rate(4)	0.49
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(1)
Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)
Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales.

(3)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(4)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.